Exhibit 2.1
Form 8-K
Dauphin Technology, Inc.
File No. 33-4537-D

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GEOVAX, INC.,

GEOVAX ACQUISITION CORP.,

AND

DAUPHIN TECHNOLOGY, INC.

January 20, 2006

ARTICLE I THE MERGER; CONVERSION OF SHARES

1.1	The Merger	1
1.2	Effective Time	2
1.3	Conversion of Interests	2
1.4	Exchange of GeoVax Common Stock	2
1.5	Articles of Incorporation of the Surviving Corporation	3
1.6	Bylaws of the Surviving Corporation	3
1.7	Directors and Officers of the Surviving Corporation and Dauphin	3
1.8	Dissenting Interests	4
1.9	Amendments to Dauphin’s Articles of Incorporation	4
1.10	Dauphin Securities and Dauphin Convertible Securities	4

ARTICLE II CLOSING

2.1	Closing Date and Place	4

ARTICLE III PRE-CLOSING OBLIGATIONS

3.1	Obligations of the Parties	5
3.2	Conduct of Business Prior to Closing	5
3.3	Access; Cooperation	7
3.4	Notice Regarding Dissenters’ Rights Actions	7
3.5	No Negotiation	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GEOVAX

4.1	Due Organization; No Subsidiaries	8
4.2	Books and Records	8
4.3	Capitalization	8
4.4	Financial Statements	8
4.5	Absence of Changes	9
4.6	Title to Assets	10
4.7	Receivables	10
4.8	Equipment	10
4.9	Real Property	11
4.10	Proprietary Assets	11
4.11	Contracts	11
4.12	Liabilities	12
4.13	Compliance with Legal Requirements	12
4.14	Government Authorizations	13

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(continued)
Page

4.15	Tax Matters	13
4.16	Employee and Labor Matters	14
4.17	Benefit Plans; ERISA	14
4.18	Environmental Matters	14
4.19	Insurance	15
4.20	Related Party Transaction	16
4.21	Certain Payments, Etc.	16
4.22	Proceedings; Orders	17
4.23	Authority; Binding Nature of Agreements	17
4.24	Non-Contravention; Consents	17
4.25	Brokers	18
4.26	Full Disclosure	18
4.27	Restricted Securities	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF DAUPHIN

5.1	Due Organization; Subsidiaries, Etc.	18
5.2	Books and Records	19
5.3	Capitalization	19
5.4	SEC Filings	20
5.5	Financial Statements	20
5.6	Absence of Changes	21
5.7	Title to Assets	22
5.8	Receivables	23
5.9	Inventory	23
5.10	Equipment	23
5.11	Real Property	23
5.12	Proprietary Assets	23
5.13	Contracts	23
5.14	Liabilities, Bankruptcy	23
5.15	Compliance with Legal Requirements	24
5.16	Government Authorizations	24
5.17	Tax Matters	24
5.18	Employees	25
5.19	Employee Benefit Plans	25
5.20	Environmental Matters	25
5.21	Insurance	26
5.22	Related Party Transactions	26
5.23	Subsidiaries and Investments	26
5.24	Certain Payments, Etc.	28
5.25	Proceedings; Orders	28

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Page

5.26	Authority; Binding Nature of Agreements	28
5.27	Non-Contravention; Consents	28
5.28	Brokers	29
5.29	Internal Accounting Controls	29
5.30	Listing and Maintenance Requirements	30
5.31	Application of Takeover Protections	30
5.32	No SEC or NASD Inquiries	30
5.33	Full Disclosure	30

ARTICLE VI CLOSING CONDITIONS

6.1	Conditions to the Obligations of GeoVax	30
6.2	Conditions to the Obligations of Dauphin	32

ARTICLE VII NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES	33

ARTICLE VIII TERMINATION

8.1	Events of Termination	34

ARTICLE IX MISCELLANEOUS

9.1	Severability	34
9.2	Entire Agreement	35
9.3	Corporate Affairs	35
9.4	Notices	35
9.5	Amendments; Waivers	36
9.6	Successors and Assigns	36
9.7	Governing Law; Submission to Jurisdiction	37
9.8	Waiver of Jury Trial	37
9.9	Subsequent Documentation	37
9.10	Counterparts	37
9.11	Interpretation	37

Exhibit A - Certain Definitions
Exhibit B - Articles of Amendment to Dauphin Articles of Incorporation
Exhibit C - GeoVax Shareholder Transmittal Document
Schedule 1.3(b) - GeoVax Convertible Securities
Schedule 1.7(b) - Dauphin Post-Merger Officers and Directors
Schedule 1.1 - Dauphin Securities and Convertible Securities
Disclosure Schedule GeoVax
Disclosure Schedule Dauphin

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated January 20, 2006, by and among Dauphin Technology, Inc., an Illinois corporation (“Dauphin”), GeoVax Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Dauphin (“Merger Subsidiary”), and GeoVax, Inc., a Georgia corporation (“GeoVax”).

RECITALS

The Boards of Directors for GeoVax, Dauphin and Merger Subsidiary, have approved the merger of the Merger Subsidiary with and into GeoVax (the “Merger”) upon the terms and subject to the conditions set forth herein.

As a result of the Merger, GeoVax will be a wholly-owned subsidiary of Dauphin, and the shareholders of GeoVax will, in the aggregate, own a majority of the outstanding shares of Dauphin common stock immediately following the Effective Time of the Merger.

For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

The parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Certain terms used in this Agreement are defined and attached in Exhibit “A.”

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER; CONVERSION OF SHARES

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Merger Subsidiary will be merged with and into GeoVax in accordance with the provisions of the Code of Georgia Annotated (the “Georgia Act”), whereupon the separate corporate existence of the Merger Subsidiary will cease, and GeoVax will continue as the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of GeoVax and Merger Subsidiary, all as more fully described in the Georgia Act.

1.2 Effective Time. As soon as practicable after each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived, GeoVax and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Georgia, Articles of Merger for the Merger, in the form required by, and executed in accordance with, the applicable provisions of the Georgia Act. The Merger will become effective at the time of the filing or, if agreed to by Dauphin and GeoVax, such later time or date set forth in the Articles of Merger (the “Effective Time”).

1.3 Conversion of Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of GeoVax and/or the Merger Subsidiary:

(a) All of the shares of GeoVax Common Stock (“GeoVax Common Stock”) and all of the shares of GeoVax preferred stock (“GeoVax Preferred Stock”) issued and outstanding immediately prior to the Effective Time (except for GeoVax Common Stock and GeoVax Preferred Stock owned by dissenting shareholders of GeoVax) will be converted into the right to receive an aggregate of 490,332,879 shares common stock of Dauphin, par value $.001 per share (“Dauphin Shares”). The Dauphin Shares into which shares of GeoVax Common Stock and GeoVax Preferred Stock are converted as a result of the Merger are referred to herein as the “Merger Consideration”. As a result of the Merger, each share of GeoVax Common Stock will be converted into the right to receive 29.2832 Dauphin Shares and each share of GeoVax Preferred Stock will be converted into the right to receive 29.2832 Dauphin Shares.

(b) All stock options, warrants, convertible debt, other convertible securities, or other rights to acquire shares of GeoVax (collectively the “GeoVax Convertible Securities”) outstanding at the Effective Time, whether or not exercisable and whether or not vested (all of which are listed on Schedule1.3(b) hereto), shall remain outstanding following the Effective Time but shall be assumed by Dauphin. GeoVax Convertible Securities shall continue to have, and be subject to, the same terms and conditions as set forth in the underlying Convertible Securities documents, but will be convertible into Dauphin Shares as described on Schedule 1.3(b). At the time of Closing, the number of GeoVax Convertible Securities shall not exceed 1,355,000.

(c) At the Effective Time, one hundred (100) shares of GeoVax Common Stock shall be issued to Dauphin.

(d) Each share of Merger Subsidiary common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time, will be canceled as of the Effective Time.

1.4 Exchange of GeoVax Stock.

(a) At the Closing, GeoVax will arrange for each holder of record (“GeoVax Shareholder”) of GeoVax Common Stock and GeoVax Preferred Stock outstanding immediately prior to the Effective Time to deliver to Dauphin appropriate evidence of such GeoVax Shareholder’s shares (“GeoVax Certificates”), together with an appropriate assignment signed by the GeoVax Shareholder, in exchange for the number of whole Dauphin Shares into which such GeoVax Shares have been converted as provided in Section 1.3(a), and the surrendered GeoVax Certificate(s) will be canceled.

(b) All Dauphin Shares issued upon the surrender and exchange of shares of GeoVax Common Stock and GeoVax Preferred Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such GeoVax Stock.

(c) As of the Effective Time, the holders of shares of GeoVax Common Stock and GeoVax Preferred Stock will cease to have any rights as shareholders of GeoVax, except for those rights, if any, that they may have pursuant to the Georgia Act. Except as provided in Section 1.8 of this Agreement, until such GeoVax Certificates are surrendered for exchange, each GeoVax Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole Dauphin Shares into which GeoVax Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a).

(d) No fractional Dauphin Shares will be issued in the Merger. Any fractional share otherwise required as Merger Consideration will be rounded up to the nearest whole share.

(e) Immediately prior to Closing, Dauphin will have no more than 243,000,000 shares of Dauphin common stock outstanding. Immediately prior to the Closing Dauphin will have no more than 12,000,000 Dauphin Convertible Securities issued and outstanding. Immediately after the Closing, there will be approximately 733,332,879 shares of Dauphin Stock issued and outstanding, not including any shares issuable in connection with the GeoVax’s Convertible Securities or the Dauphin Convertible Securities.

1.5 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of GeoVax in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

1.6 Bylaws of the Surviving Corporation. The bylaws of GeoVax in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, until such time as they are amended in accordance with applicable law.

1.7 Directors and Officers of the Surviving Corporation and Dauphin.

(a) Directors and Officers of the Surviving Corporation. The directors and officers of GeoVax, as of the Effective Time, shall continue as the directors of the Surviving Corporation.

(b) Directors of the Dauphin. At the Effective Time, the current officers and directors of the Dauphin shall resign and those persons listed on Schedule 1.7 (b) shall be appointed as officers and directors of Dauphin.

1.8 Dissenting Interests. As a condition to Closing, there shall be no dissenting GeoVax Shareholders under the Georgia Act.

1.9 Amendments to Dauphin’s Articles of Incorporation. Prior to the Effective Time, Dauphin shall amend its Articles of Incorporation to change its name to GeoVax Labs, Inc., and to increase its authorized capital stock from 100,000,000 to 850,000,000 shares pursuant to all applicable Legal Requirements. The Articles of Amendment to be filed pursuant to this Section 1.9 shall be substantially in the form of Exhibit B attached hereto.

1.10  Dauphin Securities and Dauphin Convertible Securities. Schedule 1.10 attached hereto describes all Dauphin securities, debts and other interests that are to be converted into Dauphin Common Stock prior to or at the Closing. Schedule 1.10 also describes all Dauphin stock purchase warrants (the “Dauphin Convertible Securities”) that will not be converted prior to Closing but that will remain issued and outstanding according to their current terms and conditions. In addition to any shares of Dauphin Common Stock to be issued prior to closing as described in Schedule 1.10, Dauphin may also issue up to 23,000,000 shares or rights to acquire shares of Dauphin Common Stock prior to Closing in consideration of consulting agreements or other agreements to provide services to Dauphin either prior to or after the Closing.

Notwithstanding anything else contained herein to the contrary, at the time of Closing, exclusive of any Dauphin securities to be issued in the Merger, the number of shares of Dauphin Common Stock shall not exceed 243,000,000 and the number of Dauphin Convertible Securities shall not exceed 12,000,000.

ARTICLE II
CLOSING

2.1 Closing Date and Place. Subject to the satisfaction of the conditions herein described, the closing of the Merger (the “Closing”) shall take place on such date as the Parties may mutually agree following the satisfaction (or waiver) of the conditions to Closing set forth in Article VI at the offices of Rieck & Crotty at 55 West Monroe Street, Suite 3390, Chicago, Illinois 60603.

ARTICLE III
PRE-CLOSING OBLIGATIONS

3.1 Obligations of the Parties. The Parties shall apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such Consents, authorizations, and approvals from such Persons as shall be necessary to permit the consummation of the Merger, and shall use commercially reasonable best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article VI and to effect the consummation of the Merger.

3.2 Conduct of Business Prior to Closing. From the date of this Agreement and until the Closing, except as contemplated by this Agreement or as otherwise consented to by the Parties in writing, such consent not to be unreasonably withheld, conditioned or delayed, each of Dauphin and GeoVax agrees to:

(a) Carry on its business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients, service providers and others having material business dealings with it;

(b) Timely file all Tax Returns and timely withhold and pay all Taxes;

(c) Maintain in full force and effect all Governmental Authorizations reasonably required for the operation of its business as presently conducted;

(d) Comply with all obligations contained in this Agreement;

(e) Comply in all material respects with all Legal Requirements and Governmental Authorizations applicable to them;

(f) Except as contemplated herein, not amend its articles of incorporation or bylaws;

(g) Except as contemplated herein, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or enter into any joint venture or partnership with, any Person;

(h) Not take any action or omit to take any action that would result in a Breach of any of the representations and warranties set forth in this Agreement at, or prior to, the Closing;

(i) Except as contemplated in Section 1.10, not issue, reissue, sell, deliver, pledge, authorize, or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

(j) Not adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(k) Not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

(l) (i) except as required under any employment agreement, not increase in any manner the compensation of any of its directors, officers, or other employees; (ii) not pay, or agree to pay, any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) not commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(m) Not terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action, or omit to take any action this will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(n) Not permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed policies are in full force and effect;

(o) Not enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

(p) Not maintain its books of account and records in other than its usual, regular and ordinary manner, consistent with its past practice; and

(1) Promptly advise the other Party, in writing, of any fact, condition, occurrence or change known to the Party that reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party, as the case may be, or cause a Breach of this Article III or require an amendment to a Party’s Disclosure Schedule.

3.3 Access; Cooperation. Each Party shall provide the other Party and its Representatives the right, upon reasonable notice and during normal business hours, permission to enter into its offices to inspect its records and business operations and to consult with its management, executives and legal and accounting advisors and, subject to mutually agreed upon timing and procedures, to consult with any personnel that report to any of the management or executives of such Party to complete the other Party’s due diligence investigation. Each Party shall cooperate with the other Party and its Representatives and, generally, do all other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein.

3.4 Notice Regarding Dissenters’ Rights Actions. GeoVax shall give Dauphin prompt notice of any written shareholder demand received by it prior to the Closing Date, under which GeoVax will be required to purchase shares of capital stock pursuant to the dissenting rights provisions of the Georgia Act.

3.5 No Negotiation. During the period after the execution of this Agreement and prior to Closing, neither Party shall, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal, or offer from any Person relating to a possible transaction similar to the transactions contemplated in this Agreement;

(b) participate in any negotiations or discussions, or enter into any agreement with, or provide, any non-public information to, any Person relating to or in connection with any such transaction; or

(c)  consider, entertain, or accept any proposal or offer from any Person relating to any such possible transaction.

Each Party shall promptly notify the other Party in writing of any material inquiry, proposal, or offer relating to any such transaction that is received during the period specified at the beginning of Section 3.5.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GEOVAX

Subject to the exceptions set forth in GeoVax’s Disclosure Schedule, attached as Schedule IV, GeoVax represents and warrants to Dauphin as follows:

4.1 Due Organization; No Subsidiaries. GeoVax is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. GeoVax is not required to be qualified, authorized, registered, or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which it is so licensed, qualified, or registered, or where the failure to be so licensed, qualified or registered would have a Material Adverse Effect on its business and operations. GeoVax does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

4.2 Books and Records. The books and records of GeoVax delivered to Dauphin prior to the Closing fully and fairly reflect the transactions to which GeoVax is a party or by which its assets are bound.

4.3 Capitalization. The authorized capital stock of GeoVax consists of (i) 50,000,000 shares of common stock, no par value, of which 10,756,983 shares are issued and outstanding, and (ii) 20,000,000 shares of preferred stock, no par value, of which 5,987,520 shares are issued and outstanding. All of the issued and outstanding shares of GeoVax preferred stock have been designated as Series A Preferred Stock. All of the issued and outstanding shares of GeoVax capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. At the Effective Time, all of the issued and outstanding shares of GeoVax Common Stock and GeoVax Preferred Stock will be converted into the right to receive the Merger Consideration. There are no voting trusts or any other agreements or understandings with respect to the voting of GeoVax's capital stock.

    4.4 Financial Statements.

(a) GeoVax has provided Dauphin with a copy of the audited balance sheet of GeoVax as of December 31, 2003 and December 31, 2004, and the related statement of operations, stockholders’ deficiency, and cash flows for the two years then ended, and for the period from inception (June 27, 2001) to December 31, 2004, together with the unqualified report thereon (except with respect to its continuation as a going concern) of Tripp, Chafin & Causey, LLC (“TCC”), independent auditors (collectively, “GeoVax’s Audited Financials”).

(b) Included in GeoVax’s Audited Financials are the unaudited balance sheets of GeoVax as of September 30, 2005, and the related statement of operations, stockholders’ deficiency and cash flows for the nine months then ended, as reviewed by TCC (“GeoVax’s Interim Financials”).

(c) GeoVax’s Audited Financials, and GeoVax’s Interim Financials, (collectively “GeoVax’s Financial Statements”) are (i) in accordance with the books and records of GeoVax, (ii) correct and complete in all material respects, (iii) fairly present the financial position and results of operations of GeoVax as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on GeoVax, its business, financial condition, or the results of operations).

4.5 Absence of Changes. Except (i) as set forth in Part 4.5 of the Disclosure Schedule, since September 30, 2005; and (ii) in furtherance of the Merger.

(a) there has not been any adverse change to GeoVax, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on GeoVax;

(b) there has not been any loss, damage, or destruction to, or any interruption in the use of, any of the assets of GeoVax (whether or not covered by insurance) that would be expected to have a Material Adverse Effect on GeoVax;

(c) GeoVax has not purchased or otherwise acquired any asset from any other Person, except for Contracts entered into, and assets acquired, by GeoVax in the Ordinary Course of Business;

(e) GeoVax has made no capital expenditures outside of the Ordinary Course of Business;

(f) GeoVax has not sold or otherwise transferred, or leased or licensed, any asset to any other Person except in the Ordinary Course of Business;

(g) GeoVax has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) GeoVax has not made any loan or advance to any other Person;

(i) GeoVax has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, members, employees, or independent contractors;

(j) no Contract by which GeoVax (or any of the assets owned or used by GeoVax) is or was bound, or under which GeoVax has or had any rights or interests, has been amended or terminated;

(k) GeoVax has not incurred, assumed, or otherwise become subject to any Liability, other than accounts payable incurred by GeoVax in bona fide transactions entered into in the Ordinary Course of Business;

(l) GeoVax has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable paid in bona fide transactions in the Ordinary Course of Business;

(m) GeoVax has not forgiven any debt or otherwise released or waived any right or claim;

(n) GeoVax has not changed any of its methods of accounting or accounting practices in any respect;

(o) GeoVax has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

(p) GeoVax has not agreed, committed, or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

4.6 Title to Assets. GeoVax owns, and has good and valid title to, all assets it purports to own, including all assets reflected on GeoVax Interim Financials; all assets acquired by GeoVax since September 30, 2005; all rights of GeoVax under the GeoVax Contracts; and all other assets reflected in the books and records of GeoVax as being owned by GeoVax. Except as set forth in Part 4.6 of the Disclosure Schedule, all of its assets are owned by GeoVax free and clear of any Encumbrances.

4.7 Receivables. GeoVax’s Interim Financials provide an accurate summary of all accounts receivable, notes receivable, and other receivables of GeoVax as of September 30, 2005. All existing GeoVax accounts receivable represent valid obligations of GeoVax customers arising from bona fide transactions entered into in the Ordinary Course of Business.

4.8 Equipment. Part 4.8 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements, and other tangible assets owned by GeoVax. Part 4.8 of the Disclosure Schedule also accurately identifies all tangible assets leased to GeoVax. Each asset identified or required to be identified in Part 4.8 of the Disclosure Schedule (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 4.8 of the Disclosure Schedule are adequate for the conduct of the business of GeoVax in the manner in which such business is currently being conducted.

4.9 Real Property. GeoVax owns no real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 4.9 of the Disclosure Schedule.

4.10 Proprietary Assets.

(a) Part 4.10(a) of the Disclosure Schedule sets forth each Proprietary Asset owned by GeoVax, including, but not limited to, any Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body.

(b) GeoVax’s use of any Proprietary Asset in the Ordinary Course of Business does not materially violate, conflict with, or infringe on the rights of any other Person in a manner that would have a Material Adverse Effect on this Agreement.

(c) GeoVax is the owner of all right, title and interest, or has otherwise obtained sufficient rights, in and to each of its Proprietary Assets necessary for GeoVax to use such Proprietary Assets in the Ordinary Course of Business, free and clear of Encumbrances and other adverse claims.

(d) To the knowledge of GeoVax, no GeoVax employee has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged, or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than GeoVax.

4.11 Contracts.

(a) Part 4.11 of the Disclosure Schedule identifies each GeoVax Contract, except for any GeoVax Immaterial Contract (the “GeoVax Contracts”). GeoVax has delivered or made available to Dauphin accurate and complete copies of all GeoVax Contracts identified in Part 4.11 of the Disclosure Schedule, including all material contract amendments. Each GeoVax Contract is valid and in full force and effect.

(b) Except as set forth in Part 4.11 of the Disclosure Schedule: (i) to the best knowledge of GeoVax, no Person has violated or breached, or declared or committed any default under, any GeoVax Contract; (ii) to the best knowledge of GeoVax, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any GeoVax Contract, (B) give any Person the right to declare a default or exercise any remedy under any GeoVax Contract, (C) give any Person the right to accelerate the maturity or performance of any GeoVax Contract, or (D) give any Person the right to cancel, terminate, or modify any GeoVax Contract; (iii) GeoVax has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any GeoVax Contract; and (iv) GeoVax has not waived any right under any GeoVax Contract.

(c) The performance of GeoVax Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(d) GeoVax Contracts identified in Part 4.11 of the Disclosure Schedule (together with GeoVax Immaterial Contracts) collectively constitute all of the Contracts necessary to enable GeoVax to conduct its business in the manner that it currently conducts its business.

4.12 Liabilities

(a) Except as may be set forth in Part 4.12 of the Disclosure Schedule, GeoVax has no Liabilities, except for (i) liabilities identified as such in the GeoVax Interim Financials; (ii) accounts payable incurred by GeoVax in bona fide transactions entered into in the Ordinary Course of Business since September 30, 2005; and (iii) obligations under the Contracts listed in Part 4.11 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to the GeoVax Contracts.

(b) Part 4.12 of the Disclosure Schedule (i) provides an accurate and complete breakdown and aging of GeoVax accounts payable as of September 30, 2005, and (ii) provides an accurate and complete breakdown of all notes payable, and other indebtedness of GeoVax, as of the date of this Agreement.

(c) GeoVax has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

4.13 Compliance with Legal Requirements. Except as set forth in Part 4.13 of the Disclosure Schedule: (a) GeoVax is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, GeoVax has at all times been in material compliance with each Legal Requirement that is or was applicable to it, or to the conduct of its business, or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by GeoVax of, or a failure on the part of GeoVax to comply with, any Legal Requirement; and (d) GeoVax has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of GeoVax to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.14 Government Authorizations. Part 4.14 of the Disclosure Schedule identifies: (a) each material Governmental Authorization that is held by GeoVax; and (b) each other material Governmental Authorization that, to the knowledge of GeoVax, is held by any employee of GeoVax and relates to, or is useful in connection with, GeoVax’s business. Each material Governmental Authorization identified or required to be identified in Part 4.14 of the Disclosure Schedule is valid and in full force and effect.

Except as set forth in Part 4.14 of the Disclosure Schedule: (i) GeoVax is, and has at all times been, in material compliance with all of the terms and requirements of each material Governmental Authorization identified or required to be identified in Part 4.14 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation any material Governmental Authorization identified, or required to be identified, in Part 4.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination, or modification of any material Governmental Authorization identified, or required to be identified, in Part 4.14 of the Disclosure Schedule; (iii) GeoVax has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination, or modification of any material Governmental Authorization.

The Governmental Authorizations identified in Part 4.14 of the Disclosure Schedule constitute all of the material Governmental Authorizations necessary (i) to enable GeoVax to conduct its business in the manner in which it currently conducts such business, and (ii) to permit GeoVax to own and use its assets in the manner in which they are currently owned and used.

4.15 Tax Matters.

(a) Each Tax Return required to be filed by GeoVax has been duly filed with the appropriate Governmental Body. To the best Knowledge of GeoVax, each Tax that GeoVax was required to have paid, or that was claimed by any Governmental Body to be payable by GeoVax, has been duly paid in full. Any Tax required to have been withheld or collected by GeoVax has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) There has been no examination or audit of any Tax Return of GeoVax that has been conducted since December 31, 1999.

(c) No claim or other Proceeding is pending or has been threatened against GeoVax in respect to any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax, and penalties thereon, or related expenses) with respect to any notice of deficiency or similar document received by GeoVax.

4.16 Employee and Labor Matters.

(a) Part 4.16 of the Disclosure Schedule sets forth the employees of GeoVax.

(b) Except as set forth in Part 4.16 of the Disclosure Schedule, GeoVax is not a party to or bound by, and has never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement, or similar Contract.

(c) Except as set forth in Part 4.16 of the Disclosure Schedule, the employment of the employees of GeoVax is terminable by GeoVax at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by law.

(d) To the knowledge of GeoVax (i) no employee of GeoVax intends to terminate his employment (including, by reason of the consummation of the transactions contemplated herein, Dauphin’s assumption of the employment arrangements GeoVax holds with its employees prior to Closing in connection with Dauphin’s assumption of GeoVax’s Contract obligation and rights; and (ii) no employee of GeoVax is a party to, or is bound by, any confidentiality agreement, noncompetition agreement, or other Contract (with any Person) that may have an adverse effect on the employee’s performance of any of his duties or responsibilities as an employee of GeoVax upon and after the consummation of the transactions contemplated in this Agreement.

4.17 Benefit Plans; ERISA.

(a) Part 4.17 of the Disclosure Schedule identifies each of GeoVax’s Employee Benefit Plans. Except as set forth in Part 4.17 of the Disclosure Schedule, GeoVax has never established, adopted, maintained, sponsored, contributed to, participated in, or incurred any Liability with respect to any Employee Benefit Plan. GeoVax has never provided or made available any fringe benefit, or other benefit of any nature, to any of its employees. Each contribution or other payment that is required to have been accrued or made under or with respect to any Plan has been duly accrued and made on a timely basis.

(b) No Plan (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. There is no Person that (by reason of common control or otherwise) is, or has at any time been, treated together with GeoVax as a single employer within the meaning of Section 414 of the Code.

4.18 Environmental Matters.

(a) GeoVax is not liable, or to the best knowledge of GeoVax, potentially liable, for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any of the other so-called “superfund” or “superlien” laws or similar Legal Requirements, at or with respect to any site.

(b) GeoVax has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible, or potential Liability arising from, or relating to, the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission, or disposal of any Hazardous Material. No Person has ever commenced, or to the best knowledge of GeoVax threatened to commence, any contribution action or other Proceeding against GeoVax in connection with any such actual, alleged, possible, or potential Liability; and no event has occurred, and to the best knowledge of GeoVax, no condition or circumstance exists, that may directly or indirectly give rise to, or result in GeoVax becoming subject to, any such Liability.

(c) Except as set forth in Part 4.18 of the Disclosure Schedule, GeoVax has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 4.18 of the Disclosure Schedule, GeoVax has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released, or disposed of (whether lawfully or unlawfully) (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by GeoVax, (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle, or storage container that is or was located on or beneath the surface of any such real property, or that is or has at any time been owned by, leased to, controlled by, or used by GeoVax.

4.19 Insurance.

(a) Part 4.19 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, GeoVax, the name of the insurance carrier that issued the policy and the policy number. Each of the policies identified in Part 4.19 of the Disclosure Schedule is valid, enforceable, and in full force and effect. All of the information contained in the applications submitted in connection with these policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

(b) To the knowledge of GeoVax, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise, to or serve as a basis for, any insurance claim. GeoVax has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 4.19 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 4.19 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 4.19 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

4.20 Related Party Transactions. Except as set forth in Part 4.20 of the Disclosure Schedule (a) no Related Party has any direct or indirect interest of any nature in any of the assets of GeoVax; (b) no Related Party is, or has been at any time since December 31, 2002, indebted to GeoVax; (c) since December 31, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any GeoVax Contract, transaction, or business dealing of any nature involving GeoVax; (d) no Related Party is competing, or has at any time since December 31, 2002, competed, directly or indirectly, with GeoVax.

4.21 Certain Payments, Etc. Neither GeoVax nor any officer, employee, agent or other Person associated with or acting for or on behalf of GeoVax has, at any time, directly or indirectly: (a) used any entity funds (i) to make any unlawful political contribution or gift, or for any other unlawful purpose related to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other GeoVax records; (c) made any payoff, influence payment, bribe, rebate, kickback, or unlawful payment to any Person; (d) performed any favor or given any gift that was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

4.22 Proceedings; Orders. Except as set forth in Part 4.22 of the Disclosure Schedule, to the knowledge of GeoVax, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves GeoVax or that otherwise relates to or might affect the business of GeoVax or any assets of GeoVax material to its business operations (whether or not GeoVax is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby. Except as set forth in Part 4.22 of the Disclosure Schedule, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding. There is no Order to which GeoVax is subject; and no Related Party is subject to any Order that relates to GeoVax’s business. To the knowledge of GeoVax, no GeoVax employee is subject to any Order that may prohibit that employee from engaging in, or continuing, any conduct, activity, or practice relating to the business of GeoVax.

4.23 Authority; Binding Nature of Agreements. Subject to the approval of the GeoVax Shareholders under the Georgia Act, GeoVax has the right, power, and authority to enter into and to perform its obligations under this Agreement, to which it is or may become a party; and the execution, delivery, and performance of this Agreement by GeoVax have been duly authorized by all necessary action on the part of GeoVax. Subject to the approval of GeoVax Shareholders, this Agreement constitutes the legal, valid, and binding obligation of GeoVax, enforceable against GeoVax in accordance with its terms.

4.24 Non-Contravention; Consents. Neither the execution, nor the delivery of this Agreement, nor the consummation or performance of the Merger, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which GeoVax is subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization;

(c) contravene, conflict with, or result in a violation or breach of, or result in a default under, any provision of any Contract; or

(d) give any Person the right to (i) declare a default or exercise any remedy under any GeoVax Contract, (ii) accelerate the maturity or performance of any GeoVax Contract, or (iii) cancel, terminate, or modify any GeoVax Contract.

GeoVax is not required to make any filing with, or give any notice to, or to obtain any Consent from any Person, other than its board of directors and shareholders, in connection with the execution and delivery of this Agreement or the consummation or performance of the Merger.

4.25 Brokers. GeoVax has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, or similar commission or fee in connection with the Merger.

4.26 Full Disclosure. To the knowledge of GeoVax, the representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and the information contained in this Article IV is not misleading, except to the extent such omission would not reasonably be expected to result in a Material Adverse Effect.

4.27 Restricted Securities. GeoVax understands that the Dauphin Shares will constitute “restricted securities” under the federal securities laws inasmuch as they are being acquired from Dauphin in a transaction not involving a public offering and, under such laws and applicable regulations, may not be resold without registration under, or the availability of an exemption from, the registration requirements of the Securities Act of 1933 and similar state securities laws. As a condition to the receipt of Dauphin Shares in the Merger, each GeoVax Shareholder shall represent that it is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and each GeoVax Shareholder understands the resale limitations and the Securities Act of 1933 pursuant to the form of Exhibit C attached hereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF DAUPHIN

Subject to the exceptions set forth in Dauphin’s Disclosure Schedule, as attached hereto as Schedule V, Dauphin represents and warrants to GeoVax as follows:

5.1 Due Organization; Subsidiaries, Etc. Dauphin is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and Dauphin’s only subsidiary is GeoVax Acquisition Corp., a Georgia corporation which is duly organized, validly existing, and in good standing under the laws of the State of Georgia (the “Dauphin Subsidiary”). Except for any requirements arising as a result of the closing of the Merger, neither Dauphin, nor the Dauphin Subsidiary is required to be qualified, authorized, registered, or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which they are so licensed, qualified or registered, or where the failure to be so licensed, qualified or registered would not have a Material Adverse Effect.

5.2 Books and Records. The books and records of Dauphin and the Dauphin Subsidiary delivered to GeoVax prior to the Closing fully and fairly reflect the transactions to which Dauphin and the Dauphin Subsidiary is a party or by which they or their assets are bound.

   5.3 Capitalization. Dauphin's authorized capital stock consists of (i) 100,000,000 shares of Common Stock, of which 99,552,339 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which 10,000,000 shares are designated as Series A, $0.01 Par Value, Preferred Stock, of which 10,000,000 shares are issued and outstanding (the “Dauphin Series A Preferred Stock”). All of the preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Dauphin Series A Preferred Stock are set forth in that certain “Exhibit A to Statement of Resolution Establishing Series” filed with the Secretary of State of Illinois on July 14, 2005. At or prior to the Closing, all shares of Dauphin Series A Preferred Stock shall have been duly converted to common stock or otherwise cancelled. At or prior to Closing, Dauphin shall amend its Articles of Incorporation to authorize 850,000,000 shares of its common stock subject to compliance with all applicable Legal Requirements.

(a) At the Closing, Dauphin shall have no more than 243,000,000 issued and outstanding shares of common stock (including all shares of common stock issued upon conversion of the Dauphin Series A Preferred Stock and shares of common stock sold for cash to meet the condition set forth in Section 6.1(b) of this Agreement).

(b)  All issued and outstanding shares of Dauphin capital stock are duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights. When issued in the Merger, the Dauphin Shares will be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights.

(c) Except as set forth in Part 5.3(c) of the Disclosure Schedule, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights, or other agreements or commitments to which Dauphin is a party or which are binding upon Dauphin providing for the issuance or transfer by Dauphin of additional shares of Dauphin's capital stock and Dauphin has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of Dauphin. There are no voting trusts or any other agreements or understandings with respect to the voting of Dauphin's capital stock. There are no obligations of Dauphin to repurchase, redeem, or otherwise re-acquire any shares of its capital stock as of the Closing.

(d) Except as disclosed in Part 5.3(d) of the Disclosure Schedule, no Person has any demand or piggyback registration rights with respect to any of Dauphin’s capital stock, except for registration rights as may be granted to investors in the private placement described in Section 6.1(b) of this Agreement.

5.4 SEC Reports. Dauphin has not filed with the United States Securities and Exchange Commission (the “SEC”), any Form 10-K or 10-KSB since the Form 10-K filed in April 2002 for the year ending December 31, 2001, any Form 10-Q or 10-QSB since the Form 10-Q filed in November 2002 for the nine months ending September 30, 2002. As a condition to the Closing of the Merger, Dauphin shall bring current all of its past due Form 10-K’s and Form 10-Q’s, or Form 10-KSB’s and 10-QSB’s, as the case may be, and shall file such documents with the SEC as may be required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, except to the extent the SEC grants a written waiver of any requirement prior to the Closing.

Dauphin’s Form 10-K’s and 10-Q’s, or Form 10-KSB’s and 10Q-SB’s, that have not yet been filed (the “Delinquent SEC Reports”), Dauphin’s Form 10-KSB for the year ending December 31, 2005 (the “2005 10-K”), and the Information Statement on Schedule 14C that Dauphin will file with the SEC prior to the Closing in furtherance of the Merger (the “Information Statement”), will when filed comply in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and none of the Delinquent SEC Reports, the 2005 10-K or the Information Statement shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Dauphin’s Form 10-K’s and 10-Q’s that have been filed (the “Filed SEC Reports”) comply in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and none of the Filed SEC Reports contain an untrue statement of a material fact or omit a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything else contained herein to the contrary, Dauphin makes no representation or warranty as to any disclosure regarding GeoVax which was provided by GeoVax or its Representatives.

Except as disclosed in part 5.4 of the Disclosure Schedule, the consolidated financial statements of Dauphin included in any of the Filed SEC Reports, the Delinquent SEC Reports, the 2005 10-K or the Information Statement comply or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the statements have been or will have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act of 1933, as amended, and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present or will present the financial position of Dauphin as of the dates thereof and its consolidated statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, and are not, expected to have a Material Adverse Effect on Dauphin).

5.5 Financial Statements.

(a) Included in the Filed SEC Reports, and, when filed, the Delinquent SEC Reports and the 2005 10-K, are Dauphin’s audited consolidated balance sheets as of December 31, 2002, 2003, 2004 and 2005, and the related statement of operations, stockholders’ equity, and cash flows for each of the years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Tanner, LC, independent auditors and/or any other auditor of Dauphin (collectively, “Dauphin’s Audited Financials”).

(b) Included in the Delinquent SEC Reports will be the unaudited consolidated balance sheet of Dauphin as of September 30, 2005, and the related statement of operations, stockholders equity (deficit) and cash flows for the nine months then ended, as reviewed by Tanner, LC (“Dauphin’s Interim Financials”).

(c) Dauphin’s Audited Financials and Dauphin’s Interim Financials (collectively “Dauphin’s Financial Statements”) are (i) in accordance with the books and records of Dauphin, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Dauphin and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a Material Adverse Effect on Dauphin or the Dauphin Subsidiary.

(d) The accounting discrepancy described in the November 18, 2005 letter from Tanner, LC to Grant Thornton regarding Dauphin’s audited financial statements for the year ending December 31, 2001, and any proposed remedial action to correct such discrepancy, including, without limitation, the potential restatement of Dauphin’s audited financial statements for the year ending December 31, 2001 and any related amendment to Dauphin’s Form 10-K for such year, would not reasonably be expected to have a Material Adverse Effect on Dauphin.

5.6 Absence of Changes. Except (i) as set forth in Part 5.6 of the Disclosure Schedule, since September 30, 2005; (ii) as permitted by Section 1.10 of this Agreement; or (iii) in furtherance of the Merger:

(a) there has been no adverse change in, and no event has occurred that reasonably would be expected to have a Material Adverse Effect on, Dauphin or the Dauphin Subsidiary;

(b) there has been no loss, damage or destruction to, or any interruption in the use of, any of the material assets of Dauphin or the Dauphin Subsidiary (whether or not covered by insurance);

(c) neither Dauphin, nor the Dauphin Subsidiary has purchased or otherwise acquired any material assets from any other Person;

(d) neither Dauphin, nor the Dauphin Subsidiary has leased or licensed any material asset from any other Person;

(e) neither Dauphin, nor the Dauphin Subsidiary has made any capital expenditure;

(f) neither Dauphin, nor the Dauphin Subsidiary has sold or otherwise transferred, or leased, or licensed any material asset to any other Person;

(g) neither Dauphin, nor the Dauphin Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) neither Dauphin, nor the Dauphin Subsidiary has made any loan or advance to any other Person;

(i) neither Dauphin, nor the Dauphin Subsidiary has established or adopted any Employee Benefit Plan; or

(j) no Contract by which Dauphin nor the Dauphin Subsidiary is or was bound, or under which Dauphin or the Dauphin Subsidiary has or had any rights or interest, has been amended or terminated;

(k) neither Dauphin, nor the Dauphin Subsidiary has incurred, assumed or otherwise become subject to any Liability, other than accounts payable incurred by Dauphin in bona fide transactions entered into in the Ordinary Course of Business;

(l) neither Dauphin, nor the Dauphin Subsidiary has forgiven any debt or otherwise released or waived any right or claim;

(m) neither Dauphin, nor the Dauphin Subsidiary has changed its methods of accounting or accounting practices in any respect;

(n) neither Dauphin, nor the Dauphin Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business;

(o) Dauphin has not made any extraordinary distributions to any of its shareholders; and

(p) neither Dauphin, nor the Dauphin Subsidiary has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

5.7 Title to Assets. Dauphin’s asset consists, and at Closing will consist, primarily of cash. Dauphin owns, and has good and valid title to, all of the all assets purported to be owned by it, including all assets reflected on the Dauphin Interim Financials; all assets acquired by Dauphin since September 30, 2005; all rights of Dauphin under Dauphin’s Contracts; and all other assets reflected in the books and records of Dauphin as being owned by Dauphin.

5.8 Receivables. Dauphin has no receivables.

5.9 Inventory. Dauphin has no inventory.

5.10 Equipment. Dauphin has no equipment.

5.11 Real Property. None of Dauphin’s assets consists of any owned real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 5.11 of the Disclosure Schedule.

5.12 Proprietary Assets. Dauphin owns no Proprietary Assets.

5.13 Contracts.

(a) Part 5.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each Dauphin Contract, except for any Immaterial Contracts (the “Dauphin Contracts”). Dauphin has delivered, or made available to GeoVax, accurate and complete copies of all Dauphin Contracts identified in Part 5.13 of the Disclosure Schedule, including all material contract amendments. Each Dauphin Contract is valid and in full force and effect.

(b) Except as set forth in Part 5.13 of the Disclosure Schedule: (i) to the best knowledge of Dauphin, no Person has violated or breached, or declared or committed any default under, any Dauphin Contract; (ii) to the best knowledge of Dauphin, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Dauphin Contract, (B) give any Person the right to declare a default or exercise any remedy under any Dauphin Contract, (C) give any Person the right to accelerate the maturity or performance of any Dauphin Contract, or (D) give any Person the right to cancel, terminate, or modify any Dauphin Contract; (iii) Dauphin has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Dauphin Contract; and (iv) Dauphin has not waived any right under any Dauphin Contract.

(c) The performance of Dauphin Contracts will not result in any violation of, or failure to comply with, any Legal Requirement.

(d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Dauphin under any Dauphin Contract or any other term or provision of any Dauphin Contract.

5.14 Liabilities, Bankruptcy.

(a) Except as may be set forth in Part 5.14 of the Disclosure Schedule, Dauphin has no Liabilities, except for (i) liabilities identified as such in the Dauphin Interim Financials; and (ii) obligations under the Contracts listed in Part 5.13 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to Dauphin Contracts. At the Closing, Dauphin shall have no Liability or Encumbrance whatsoever.

(b) Part 5.14 of the Disclosure Schedule (i) provides an accurate and complete breakdown and aging of Dauphin’s accounts payable as of September 30, 2005, and (ii) provides an accurate and complete breakdown of all notes payable and other Dauphin indebtedness as of the date of this Agreement.

(c) Except as set forth in the Filed SEC Reports and Delinquent SEC Reports or Part 5.14 of the Disclosure Schedule, neither Dauphin, nor the Dauphin Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

5.15 Compliance with Legal Requirements. Except as set forth in Section 5.4, the Filed SEC Reports, or in Part 5.15 of the Disclosure Schedule (a) Dauphin and each Dauphin Subsidiary is in material compliance with each Legal Requirement that is applicable to it, or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, each of Dauphin and the Dauphin Subsidiaries has at all times been in material compliance with each Legal Requirement that is or was applicable to it, or to the conduct of its business, or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by Dauphin of, or a failure on the part of Dauphin to comply with, any Legal Requirement; and (d) Dauphin has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on Dauphin’s part to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective, or response action of any nature.

5.16 Government Authorizations. Except for its respective Articles of Incorporation, neither Dauphin, nor the Dauphin Subsidiary has any Governmental Authorization.

5.17 Tax Matters.

(a) Except as set forth in Part 5.17 of the Disclosure Schedule, each Tax Return required to be filed by Dauphin has been duly filed with the appropriate Governmental Body. To the best Knowledge of Dauphin, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Dauphin and the Dauphin Subsidiaries has been duly paid in full. Any Tax required to have been withheld or collected by Dauphin, or each Dauphin Subsidiary, has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) There has been no examination or audit of any Dauphin Tax Return and or any Tax Return of a Dauphin Subsidiary that has been conducted since December 31, 1999.

(c) There has been no claim or other Proceeding that is pending or has been threatened against, Dauphin or its Subsidiaries in respect to any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to taxes and penalties, or related expenses) with respect to any notice of deficiency or similar document received by Dauphin or the Dauphin Subsidiary.

5.18. Employees. Except as described in Part 5.18 of the Disclosure Schedule, neither Dauphin, nor the Dauphin Subsidiary, has any employees. Except as described in Part 5.18 of the Disclosure Schedule, neither Dauphin, nor the Dauphin Subsidiary owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Except as described in Part 5.18 of the Disclosure Schedule, neither Dauphin, nor the Dauphin Subsidiary has a written or oral employment agreement with any officer or director of Dauphin or the Dauphin Subsidiary. Neither Dauphin, nor the Dauphin Subsidiary is a party to, or bound by, any collective bargaining agreement. Except as described in Part 5.18 of the Disclosure Schedule, there are no loans or other obligations payable or owing by Dauphin or the Dauphin Subsidiary to any stockholder, officer, director, or employee of Dauphin or the Dauphin Subsidiary, nor are there any loans or debts payable or owing by any of such persons to Dauphin or the Dauphin Subsidiary, or any guarantees by Dauphin or the Dauphin Subsidiary of any loan or obligation of any nature to which any such person is a party.

5.19  Employee Benefit Plans. Neither Dauphin, nor the Dauphin Subsidiary, has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements, or (d) any related trusts, insurance contracts, or other funding arrangements maintained, established or contributed to by Dauphin or the Dauphin Subsidiary. As a condition to the Closing, Dauphin shall adopt an incentive stock plan in the form agreed to by GeoVax.

5.20 Environmental Matters.

(a) Neither Dauphin, nor the Dauphin Subsidiary is liable or, to the best knowledge of Dauphin, potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

(b) Neither Dauphin, nor the Dauphin Subsidiary, has ever received any notice or other communication (in writing or otherwise) from any Governmental Body, or other Person, regarding any actual, alleged, possible, or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission, or disposal of any Hazardous Material. No Person has ever commenced, to the best knowledge of Dauphin, or threatened to commence, any contribution action or other Proceeding against Dauphin or the Dauphin Subsidiary in connection with any such actual, alleged, possible, or potential Liability; and to the best knowledge of Dauphin, no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in, Dauphin or the Dauphin Subsidiary becoming subject to any such Liability.

(c) Neither Dauphin, nor the Dauphin Subsidiary, has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Material (whether lawfully or unlawfully). Neither Dauphin, nor the Dauphin Subsidiary, has permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released, or disposed of (whether lawfully or unlawfully) (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by, or used by Dauphin or the Dauphin Subsidiary; (ii) in or into any surface water, groundwater, soil, or air associated with, or adjacent to, any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle, or storage container that is, or was, located on or beneath the surface of any such real property, or that is, or has, at any time been owned by, leased to, controlled by, or used by Dauphin or the Dauphin Subsidiary.

5.21 Insurance. Neither Dauphin, nor the Dauphin Subsidiary, has any insurance policies in effect.

5.22 Related Party Transactions. Except as set forth in (i) its SEC Documents, or (ii) Part 5.22 of the Disclosure Schedule, (a) no Related Party has any direct or indirect interest of any nature in any of the assets of Dauphin or the Dauphin Subsidiary; (b) no Related Party is, or has, at any time since December 31, 2002, been indebted to Dauphin or the Dauphin Subsidiary; (c) since December 31, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Dauphin Contract, transaction, or business dealing of any nature involving Dauphin or the Dauphin Subsidiary; (d) no Related Party is competing, or has at any time since December 31, 2002, competed, directly or indirectly, with Dauphin or the Dauphin Subsidiary; (e) no Related Party has any claim or right against Dauphin; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to, or serve as a basis for, any claim or right in favor of any Related Party against Dauphin or the Dauphin Subsidiary.

5.23 Subsidiaries and Investments.

(a) Except as set forth in Part 5.23 of the Disclosure Schedule, Dauphin does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Dauphin Subsidiary”).

(b) Part 5.23 of the Disclosure Schedule sets forth true and complete copies of the charter of each Dauphin Subsidiary, as well as any limited liability company agreement, operating agreement, or shareholder agreement relating to such Dauphin Subsidiary, and any acquisition agreement relating to the Dauphin Subsidiary. All corporate or other action that has been taken by the Dauphin Subsidiary has been duly authorized and does not conflict with or violate any provision of its charter, bylaws or other organizational documents.

(c) Except as set forth in Part 5.23 of the Disclosure Schedule, all outstanding shares of capital stock or other ownership interests of each Dauphin Subsidiary are validly issued, fully paid, nonassessable, and free of preemptive rights and are owned (either directly or indirectly) by Dauphin without any encumbrances.

(d) Except as set forth in Parts 5.13 or 5.23 of the Disclosure Schedule, there are no outstanding securities convertible into, or exchangeable for, the capital stock of, or other equity interests in, the Dauphin Subsidiary, and no outstanding options, rights, subscriptions, calls commitments, warrants, or rights of any character for Dauphin, the Dauphin Subsidiary or any other person or entity to purchase, subscribe for, or to otherwise acquire any shares of such stock or other securities of the Dauphin Subsidiary.

(e) Except as set forth in Parts 5.13 or 5.23 of the Disclosure Schedule, there are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of any capital stock of, or other equity interests in, the Dauphin Subsidiary.

(f) Each Dauphin Subsidiary’s stock register, or similar register of ownership, has complete and accurate records indicating the following: (i) the name and address of each person or entity owning shares of capital stock or other equity interest of the Dauphin Subsidiary, and (ii) the certificate number of each certificate evidencing shares of capital stock or other equity interest issued by the Dauphin Subsidiary, the number of shares or other equity interests evidenced by each such certificate, the date of issuance of such certificate, and, if applicable, the date of cancellation. Copies of same have been made available to GeoVax.

5.24 Certain Payments, Etc. Neither Dauphin, nor the Dauphin Subsidiary, has, and no officer, employee, agent or other Person associated with, or acting for or on behalf of, Dauphin or the Dauphin Subsidiary has, at any time, directly or indirectly, (a) used any corporate funds (i) to make any unlawful political contribution or gift, or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Dauphin or the Dauphin Subsidiary; (c) made any payoff, influence payment, bribe, rebate, kickback, or unlawful payment to any Person; (d) performed any favor or given any gift that was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, or offered (in writing or otherwise) to take any of the actions described above in clauses “(a)” through “(e).”

5.25 Proceedings; Orders. To the knowledge of Dauphin, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves Dauphin or the Dauphin Subsidiary or that otherwise relates to, or might affect the business of, Dauphin; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger. To the knowledge of Dauphin, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which Dauphin or the Dauphin Subsidiary, or any asset owned or used by Dauphin or its subsidiary, is subject; and none of the shareholders or any other Related Party is subject to any Order that relates to Dauphin’s business or to any of the assets of Dauphin or the Dauphin Subsidiary.

5.26 Authority; Binding Nature of Agreements. Dauphin has the absolute and unrestricted right, power, and authority to enter into and to perform its obligations under the Merger Agreement; and Dauphin’s execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of Dauphin and its board of directors and officers. This Agreement constitutes the legal, valid, and binding obligation of Dauphin, enforceable against Dauphin in accordance with the terms of the Agreement. Dauphin shall seek shareholder approval of this Agreement and all matters required hereunder.

5.27 Non-Contravention; Consents. Neither the execution, nor delivery, of this Agreement, nor the consummation or performance of the Merger, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Merger or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Dauphin or any of the assets of Dauphin are subject;

(b) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by Dauphin;

(c) contravene, conflict with, or result in a violation or breach of, or result in a default under any provision of any of the Dauphin Contracts;

(d) give any Person the right to (i) declare a default or exercise any remedy under any Dauphin Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate, or modify any Dauphin Contract; or

(e) result in the imposition or creation of any Encumbrance upon, or with respect to, any of Dauphin’s assets.

Dauphin is not required to make any filing with, or give any notice to, or to obtain any Consent from, any Person other than its board of directors and shareholders in connection with the execution and delivery of this Agreement, or the consummation or performance of the Merger.

5.28 Brokers. Except as set forth in Part 5.28 of the Disclosure Schedule, Dauphin has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, or similar commission or fee in connection with the Merger.

   5.29 Internal Accounting Controls. Except as described in Dauphin’s Form 10-K for the year ended December 31, 2004, since December 31, 2004, Dauphin has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Dauphin has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Dauphin and designed such disclosure controls and procedures to ensure that material information relating to Dauphin is made known to the certifying officer by others within those entities, particularly during the period in which Dauphin's Form 10-K or 10-Q, as the case may be, is being prepared.

Dauphin's certifying officer has evaluated the effectiveness of Dauphin's controls and procedures as of end of the filing period prior to the filing date of the Form 10-Q for the quarter ended September 30, 2005 (the “Evaluation Date”). Dauphin presented in its most recently filed Form 10-K, or Form 10-Q, the conclusions of the certifying officer about the effectiveness of the disclosure controls and procedures based on his evaluation as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Dauphin's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

   5.30 Listing and Maintenance Requirements. Dauphin is currently quoted on the Pink Sheets Electronic Quotation Service. Dauphin has not, in the 12 months preceding the date hereof, received any notice from the Pink Sheets, or the NASD, or any trading market on which Dauphin’s common stock is, or has been, listed or quoted informing Dauphin that it is not in compliance with the quoting, listing, or maintenance requirements of the Pink Sheets, or such other trading market. Dauphin is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such quoting, listing, and maintenance requirements.

   5.31 Application of Takeover Protections. Dauphin and its board of directors have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Dauphin's certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is, or could become, applicable to GeoVax, or the GeoVax Shareholders, as a result of the Merger or the exercise of any rights by GeoVax, or the GeoVax Shareholders, pursuant to this Agreement.

   5.32 No SEC or NASD Inquiries. Neither Dauphin, nor, to the knowledge of Dauphin any of its past or present officers or directors, is, or ever has been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

5.33 Full Disclosure. To the knowledge of Dauphin, the representations and warranties contained in this Article V do not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements and information contained in this Article V not misleading, except to the extent that such omission would not be reasonably expected to result in a Material Adverse Effect.

ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to the Obligations of GeoVax. The obligations of GeoVax to effect the Merger contemplated by this Agreement shall be subject to the fulfillment, or written waiver, by GeoVax, at or prior to the Closing, of each of the following conditions:

(a) At the Closing, Dauphin shall have delivered or caused to be delivered to GeoVax the following:

(i)  resolutions duly adopted by the Board of Directors and the holders of a majority of the issued and outstanding shares of Dauphin common stock authorizing and approving the Merger and the other actions of Dauphin required pursuant to this Agreement, and the execution, delivery, and performance of this Agreement;

(ii)  a certificate of good standing for Dauphin and each Dauphin Subsidiary from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)  written resignations of all officers and directors of Dauphin and each Dauphin Subsidiary in office immediately prior to the Closing and the appointment of those persons listed on Schedule 1.7(b) as the officers and directors of Dauphin and each Dauphin Subsidiary;

(iv) all corporate records, agreements, seals, and any other information reasonably requested by GeoVax’s representatives with respect to Dauphin; and

(v) such other documents as GeoVax and/or the GeoVax Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b) At the Closing, Dauphin shall have no less than $13,000,000 in net cash proceeds, free and clear of any Encumbrance, resulting from a private placement of Dauphin’s common stock, occurring at, or prior to, the Closing. Dauphin shall provide GeoVax with a bank statement reasonably satisfactory to GeoVax showing such proceeds in a bank account in Dauphin’s name. In addition, Dauphin shall provide GeoVax with new signature cards provided by the bank where such funds are deposited naming one or more designees of GeoVax to be the new signatories with full power of disposition of such account from and after the Closing.

(c) Prior to the mailing of the Information Statement to Dauphin's shareholders in accordance with Regulation 14C under the Exchange Act, Dauphin will have filed any Delinquent SEC Reports as requested by the SEC in any written comments to the Information Statement, and will have responded to and fully resolved to the SEC's satisfaction any written comments to the Information Statement, and prior to the Closing Dauphin will have filed all the Delinquent SEC Reports and the 2005 10-K, and shall have responded to and fully resolved to the SEC's satisfaction any written comments to such reports made by the SEC prior to the Closing.

(d) Dauphin’s board of directors and shareholders shall have duly adopted and approved an equity incentive plan in form and substance acceptable to GeoVax.

   (e)  Dauphin shall have performed and complied, in all material respects, with the covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing, and GeoVax shall have received a certificate to that effect from an officer of Dauphin, dated the Closing Date;

   (f)  The representations and warranties of Dauphin set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of the Closing Date, and GeoVax shall have received a certificate to that effect from an officer of Dauphin, dated the Closing Date;

(g)  No Material Adverse Effect relating to the business or financial condition of Dauphin shall have occurred after the date of this Agreement or prior to the Closing;

(h)  GeoVax shall have received from Dauphin such further executed instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of, the conditions contained in this Agreement, and the performance by Dauphin of all conditions for the consummation of such transactions; and

(i)  No party hereto shall be subject to any Order of a Governmental Body that prevents or delays any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body.

(j) The holders of all outstanding convertible promissory notes of Dauphin shall have delivered to Dauphin irrevocable conversion notices, together with all original executed notes, or affidavits of lost notes in form and substance acceptable to GeoVax, and Dauphin shall have duly converted all such notes to common stock in accordance with the terms and conditions of such notes.

(k) Dauphin shall have filed with the appropriate Governmental Body each Tax Return required to be filed by it prior to the Closing, including, without limitation, those specified in Part 5.17 of Dauphin’s Disclosure Schedule.

6.2 Conditions to the Obligations of Dauphin. The obligations of Dauphin to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by Dauphin, or, at the sole election of Dauphin, the waiver, at or prior to the Closing, of the following conditions:

(a) At the Closing, GeoVax shall have delivered or caused to be delivered to Dauphin the following:

(i) resolutions duly adopted by the GeoVax Board of Directors and the holders of a majority of the issued and outstanding shares of GeoVax common stock authorizing and approving the Merger and the execution, delivery, and performance of this Agreement;

(ii)  a certificate of good standing for GeoVax, from its respective jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(b) GeoVax shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by GeoVax at, or prior to, the Closing, and Dauphin shall have received a certificate to that effect from an officer of the Company, dated the Closing Date;

(c)  There shall be no dissenting GeoVax Shareholder.

(d) GeoVax shall have delivered all GeoVax financial statements and pro forma financial statements required to be filed with the SEC as part of the post-Merger Form 8-K;

(e)  The representations and warranties of GeoVax set forth in this Agreement shall be true and correct in all material respects when made, and as of the Closing Date, with the same effect as though made at, and as of, the Closing Date, and Dauphin shall have received a certificate to that effect from an officer of GeoVax, dated the Closing Date;

(f) No Material Adverse Effect relating to GeoVax’s business or financial condition shall have occurred after the date of this Agreement or prior to the Closing;

(g) Dauphin shall have received from GeoVax such further instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of, the agreements contained in this Agreement, and the performance of all conditions for the consummation of such transactions; and

(h) No party hereto shall be subject to any Order of a Governmental Body that would prevent or delay any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body.

ARTICLE VII
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties made by Dauphin and GeoVax (including the representations and warranties set forth in Sections 4 and 5 and the representations and warranties set forth in any certificate delivered at Closing by an officer of GeoVax and Dauphin) shall not survive the Closing. For purposes of this Agreement, each statement or other item of information set forth in a Party’s Disclosure Schedule shall be deemed to be a part of the representations and warranties made by such Party in this Agreement.

ARTICLE VIII
TERMINATION

8.1 Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by GeoVax if (1) there has been a material Breach by Dauphin and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by Dauphin of notice specifying particularly such Breach, (2) if GeoVax identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Material Adverse Effect on Dauphin and such fact, circumstance or event is not cured by Dauphin within ten (10) days after receipt by Dauphin of notice specifying particularly such fact, event or circumstance, or (3) if the Closing Conditions have not been satisfied by the close of business on June 30, 2006;

(b) by Dauphin (1) if there has been a material Breach by GeoVax and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by GeoVax of notice specifying particularly such Breach, or (2) if Dauphin identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Material Adverse Effect on GeoVax, or Dauphin following the Merger, and such fact, circumstance or event is not cured by GeoVax within ten (10) days after receipt by GeoVax of notice specifying particularly such fact, event or circumstance, or (3) if the Closing Conditions have not been satisfied by the close of business on June 30, 2006; or

(c) at any time by mutual written agreement of GeoVax and Dauphin.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of GeoVax and Dauphin.

ARTICLE IX
MISCELLANEOUS

9.1 Severability. If any provision of this Agreement is declared by any court or other Governmental Body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void, or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.

9.2 Entire Agreement. This Agreement, together with all exhibits and schedules hereto attached, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations, and discussions of the Parties, whether oral or written, all of which shall have no substantive significance or evidentiary effect. Each Party acknowledges, represents, and warrants that it has not relied on any representation, agreement, understanding, arrangement, or commitment that has not been expressly set forth in this Agreement. Each Party acknowledges, represents and warrants that this Agreement is fully integrated and parol evidence is needed to reflect the intentions of the Parties. The Parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the Parties’ intent.

9.3 Corporate Affairs. Each Party will make every reasonable effort to keep confidential any information obtained by them concerning the other Party, including its internal organization, finances, procedures, and customers. Neither Party will make any public announcement, or release any publicity regarding the other Party, other than routine oral communications with analysts, shareholders, and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the Party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the party to obtain such consent, or such disclosure may otherwise be necessary in connection with the filing of Tax Returns, or claims for refunds, or in conducting a Tax audit or other proceedings. This Section 9.3 shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, any Party (and any employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future Party (or any affiliate of such Party) to this Agreement.

9.4 Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents, and other communications to be given hereunder by either Party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any Party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery.

If to GeoVax:

Donald G. Hildebrand
GeoVax, Inc.
1256 Briarcliff Road
Atlanta, GA 30306

with a copy to:

Richardson & Patel, LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, CA 90024
Attn: Kevin Friedmann
Fax: (310) 208-1154

If to Dauphin:

Andrew J. Kandalepas
Dauphin Technology, Inc.
1014 East Algonquin Road, Suite 111
Schaumburg, IL 60667

with a copy to:

Cohne Rappaport & Segal	Rieck & Crotty
257 East 200 South, Suite 700	55 West Monroe St., Suite 3390
Salt Lake City, Utah 84111	Chicago, IL 60603
Attn: A. O. Headman, Jr.	Attn: Ronald Duplack
Fax No: (801) 355-1813	Fax: (312) 726-0647

9.5 Amendments; Waivers. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the Parties to this Agreement. The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing. Any waiver of any condition, or of the Breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

9.6 Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the Parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties to this Agreement.

9.7 Governing Law; Submission to Jurisdiction. This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, and shall be treated in all respects as a State of Illinois contract, without regard to any state’s laws related to choice or conflict of laws. The Parties irrevocably agree and consent to the jurisdiction of the courts of the States of Illinois and the federal courts of the United States sitting in such state for the adjudication of any matters arising under, or in connection with, this Agreement.

9.8 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABILITY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9 Subsequent Documentation. At any time, and from time to time after the Closing Date, each of the Parties to this Agreement shall use its best efforts to take such action as may be necessary, or as may be reasonably requested by another Party to this Agreement, to carry out and consummate the transactions contemplated by this Agreement.

9.10 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9.11 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to gender does not exclude the other gender;

(d) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

IN WITNESS WHEREOF, Dauphin and GeoVax have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

DAUPHIN TECHNOLOGY, INC., An Illinois corporation By: /s/ Andrew J. Kandalepas, President	GEOVAX, INC., A Georgia corporation By: /s/ Donald G. Hildebrand, CEO
GEOVAX ACQUISITION CORP., A Georgia corporation By: /s/ Andrew J. Kandalepas, President

Exhibit A
Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Affiliate.“Affiliate” means with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

Agreement.“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedules), as it may be amended from time to time.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

CERCLA.“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

Claim.“Claim” shall have the meaning specified in Section 7.4.

Closing.“Closing” shall have the meaning specified in Section 2.1.

Closing Date.“Closing Date” shall have the meaning specified in Section 2.1.

Code.“Code” means the Internal Revenue Code of 1986, as amended.

Consent.“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

Contract.“Contract” means any written, oral, implied, or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and shall include, without limitation, arrangements relating to employment.

Damages.“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation), or expense of any nature.

Dauphin.“Dauphin” means Dauphin Technology, Inc., an Illinois corporation.

Dauphin Audited Financial Statements.“Dauphin Audited Financial Statements” shall have the meaning specified in Section 5.5.

Dauphin Convertible Securities.“Dauphin Convertible Securities” shall have the meaning specified in Section 1.10 and shall consist of outstanding stock purchase warrants.

Dauphin Interim Financial Statements.“Dauphin Interim Financial Statements” shall have the meaning specified in Section 5.5.

Dauphin Series A Preferred Stock.“Dauphin Series A Preferred Stock’ shall have the meaning specified in Section 5.3

Dauphin Shares.“Dauphin Shares” means the shares of Dauphin common stock issued to GeoVax shareholders as the Merger Consideration.

Dauphin Subsidiary. “Dauphin Subsidiary” shall have the meaning specified in Section 5.1.

Disclosure Schedule.“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered by each Party, copies of which are attached to the Agreement and incorporated in the Agreement by reference.

Effective Time.“Effective Time” shall have the meaning specified in Section 1.2.

Employee Benefit Plan.“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance.“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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Entity.“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any applicable binding and enforceable federal, state, or local statute, law, rule, regulation, ordinance, or code relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA, Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

ERISA.“ERISA” means the Employee Retirement Income Security Act of 1974.

GeoVax.“GeoVax” means GeoVax, Inc., a Georgia corporation.

GeoVax Audited Financial Statements.“GeoVax Audited Financial Statements” shall have the meaning specified in Section 4.4.

GeoVax Certificates.“GeoVax Certificates” shall have the meaning specified in Section 1.4.

GeoVax Common Stock and GeoVax Preferred Stock.“GeoVax Common Stock” and “GeoVax Preferred Stock” shall have the meaning specified in Section 1.3.

GeoVax Convertible Securities.“GeoVax Convertible Securities” shall have the meaning specified in Section 1.3(b).

GeoVax Interim Financial Statements. GeoVax Interim Financial Statements’ shall have the meaning specified in Section 4.4.

GeoVax Shareholder.“GeoVax Shareholder” shall have the meaning specified in Section 1.4.

Governmental Authorization.“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification, or authorization issued, granted, given, or otherwise made available by, or under the authority of, any Governmental Body, or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

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Governmental Body.“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

Hazardous Material.“Hazardous Material” means any substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “toxic pollutants,” “hazardous air pollutants” or any other similar designation.

Immaterial Contract.“Immaterial Contract” means any Contract that: (a) was entered into in the Ordinary Course of Business; (b) may be terminated by the applicable Party (without penalty) within 31 days after the delivery of a termination notice by such Party to the other party involved defined as applying to this agreement; and (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

Legal Requirement.“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Body.

Liability.“Liability” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” means a materially adverse effect on the financial condition, assets, or results of operations of the applicable Person’s business and financial condition.

Material Consents. “Material Consents” means those Consents designated by either Party as a condition to Closing required from third parties.

Merger.“Merger” means the merger of Merger Subsidiary into GeoVax and the conversion of GeoVax Shares into Dauphin Shares pursuant to the terms and conditions of this Agreement.

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Merger Consideration.“Merger Consideration” means the Dauphin Shares issued in the Merger.

Merger Subsidiary.“Merger Subsidiary” means GeoVax Acquisition Corp., a Georgia corporation.

Order.“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Body, or any arbitrator, or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of a Party shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of such Party, and is taken in the ordinary course of the normal day-to-day operations of such Party;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the shareholders of such Party, the board of directors of such Party, or any committee of the board of directors of such Party, and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

Party or Parties.“Party” or “Parties shall have the meaning specified in the first paragraph.

Person.“Person” means any individual, Entity, or Governmental Body.

Proceeding.“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, or any arbitrator or arbitration panel.

Proprietary Asset. “Proprietary Asset” means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right, or other intellectual property right or intangible asset.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the applicable Party; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than such Party) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary, or equity interest.

Representatives.“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, and representatives.

Surviving Corporation.“Surviving Corporation” means GeoVax, which shall be the survivor in the Merger with Merger Subsidiary.

Tax.“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax, or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), that is, has been, or may in the future be (a) imposed, assessed, or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return.“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information that is, has been, or may in the future be, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third-Party Claim.“Third-Party Claim” shall have the meaning specified in Article VII.

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